Exhibit 10.12

420 Taylor Street

San Francisco, CA 94102

April 4, 2018

PERSONAL AND CONFIDENTIAL

Jennifer Wong

[        ]

[        ]

Re:	Employment Offer Letter

Dear Jennifer,

I am pleased to offer you an employment position with Reddit, Inc. (the “Company”) commencing on April 19, 2018 or as otherwise mutually agreed. This offer is contingent upon your providing proof of your eligibility to work in the U.S. as required by the Immigration Reform and Control Act of 1986 or upon the issuance of your working visa.

1.

Position. Your title will be Chief Operating Officer and you will report to the CEO, Steve Huffman. This is a full-time position based in the Company’s office located in New York, NY. In your role, you are expected to devote your full time, ability, attention, energy and skills in performing all duties as assigned and delegated to you by the Company.

a.

As a condition of your employment with the Company, you will be required to execute the Company’s form of Proprietary Information and Inventions Agreement prior to your first day of employment and to comply with all of the Company’s policies in effect during your term of employment, including, without limitation, the Employee Handbook, as it may be amended from time to time.

b.

By signing this letter agreement, you confirm to the Company that you have no contractual commitments, conflicts of interest or other legal obligations that would prohibit you from performing your duties for the Company. Nothing herein prevents you from investing in or participating in an advisory capacity or board roles with other entities, so long as there is no material interference with the position, such activities do not create a conflict of interest with Company business, you notify the Company in advance of such position and recuse yourself from any business discussions or decisions of the Company related to said entity.

2.

Salary. You will receive a starting annual base salary of $500,000.00 which will be paid in equal installments twice a month or as otherwise dictated by the Company’s normal payroll procedures, from which payments the Company shall withhold and deduct all applicable federal and state income, social security and other taxes as required by applicable laws (“Base Salary”) in accordance with the Company’s normal payroll procedures. Your Base Salary may be adjusted from time to time by the Company in its sole discretion.

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3.

Bonus. Your annual target bonus for 2018 will be $250,000.00, subject to the achievement of goals as follows: (a) 25% will be based on your individual performance as determined by the CEO, (b) 25% will be based on achievement of the Company’s revenue goal as defined by the CEO and applicable to similarly situated executives and (c) 50% will be based on the achievement of the Company DAU goal as defined by the CEO and applicable to similarly situated executives. For a bonus to be payable to you for any bonus period, you must still be employed by the Company on the date such bonus is paid. Any bonus payable for 2018 will be prorated, based on the number of days you are employed by the Company during that fiscal year. Bonuses in future years are discretionary and will be based on the achievement of goals by you and management as defined by the CEO and subject to Board of Director’s approval (the “Board”).

4.

Equity Compensation. In addition to your cash compensation, we will recommend to the Board at its next regularly scheduled meeting that you receive an incentive stock option to purchase 1,720,144 shares of the Company’s common stock at the then current fair market value for such shares, as determined by the Board at such time consistent with the Company’s stock option and grant plan (the “Plan”) and Section 409A of the Internal Revenue Code of 1986, as amended.

a.

The option will be subject to the terms and conditions applicable to options granted under the Plan, then in effect, and as described in the Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the Plan and stock option agreement. You have received a copy of the Plan and will receive your stock option grant upon approval of your options.

b.	We will also recommend to the Board at its next regularly scheduled meeting:

i.

that if the Company is subject to a Change in Control[1] before your service with the Company terminates and you are subject to an Involuntary Termination[2] within 12 months after the Change in Control, then 100% of the unvested Shares subject to the Stock Option shall automatically accelerate and become vested, provided that you have complied with the Severance Conditions[3].

[1]

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity, (b) the dissolution, liquidation or winding up of the Company or (c) or a Liquidation Event as defined in the Company’s Restated Certificate of Incorporation, as the same may be amended from time to time. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

[2]

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause (as defined in Footnote 4) or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces the your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% unless such reduction is part of a generalized salary reduction affecting similarly situated employees or (iii) receipt of notice that the your principal workplace will be relocated outside of New York City. In the event of an Involuntary Termination, you must raise the occurrence of the event in writing to the Company within 90 days of its occurrence, give the Company 30 days in which to respond and or cure and actually resign within 60 days of the Company’s response.

[3]

“Severance Conditions” means that you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons or entities affiliated with the Company. The release must be materially in the form prescribed by the Company.

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ii.

that your stock option agreement shall provide that the Stock Option shall be exercisable until the earliest to occur of (i) the consummation of a Sale Event (as defined in the Plan) unless otherwise determined by the Board consistent with other similarly situated executives, and (ii) the expiration of such Stock Option, which shall be ten years from the date of grant.

c.

To the extent that the Company defines an equity refresh or milestone grant policy for its executives, then you will be invited to participate in such program commensurate with your level and your tenure with the Company.

d.

Notwithstanding the foregoing, if after the date of this letter agreement, the Company grants to any similarly situated executive (e.g., a member of senior leadership), a right that expands the definition of the “Change of Control” provided for under Section 4(b)(i) that is more favorable to such similarly situated executive, then the Company shall make such right available to you provided that you agree to any related conditions or restrictions that affect the similarly situated executive.

5.

Severance. If the Company terminates your employment (other than for Cause4) or you resign for the reasons described under Involuntary Termination (“Good Reason”), you will receive a lump sum payment equal to the greater of (i) the amount you are entitled to receive pursuant to the Company’s then current severance policy, if applicable, and (ii) four months of your then-current Base Salary (excluding any reduction that was the basis of a Good Reason event), payable no later than the first business day after the 30th day following your termination of employment, subject to your compliance with the Severance Conditions.

6.

Benefits. The Company will provide you with the benefits that the Company may, from time to time, in its sole discretion offer to employees. The Company currently offers a full range of benefits for you and your qualified dependents. The eligibility requirements and other information regarding these benefits will be provided to you upon the commencement of your employment. The Company will indemnify you pursuant to Section 6.1 of the Restated Bylaws dated as of July 11, 2017.

7.

Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. This Agreement and the payments specified herein are intended to be exempt from or in compliance with Section 409A of the Internal Revenue Code and shall be administered and interpreted consistent with such intent. Each installment payment shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything in this letter agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no

[4]

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross misconduct, (f) your continuing failure to perform assigned material duties after receiving written notification of the failure from the Company or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

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payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A) or, if earlier, upon your death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

8.

Employment Relationship. Your employment with the Company is entirely voluntary for both parties and either you or the Company may conclude the employment relationship at any time for any reason. This “at will” employment relationship can only be modified in writing by an authorized officer of the Company.

9.

Miscellaneous. This agreement is the parties’ entire agreement on this topic, superseding any prior or contemporaneous agreements. Any amendments must be in writing. Failure to enforce any of provisions of this agreement will not constitute a waiver. This agreement is governed by the laws of the California, excluding its conflict-of-laws principles. The exclusive venue for any dispute relating to this agreement shall be in San Francisco, CA.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This offer of employment will remain valid through the close of business on April 5, 2018.

We look forward to working with you at Reddit, Inc.!

Very truly yours,

Reddit, Inc.

By:	/s/ Steve Huffman
Steve Huffman, CEO

AGREED AND ACCEPTED:

/s/ Jennifer Wong
Jennifer Wong

4/4/2018
Date

4

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